Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-211407) and Form S-8 (No 333-218693, 333- 203857 and 333-140152) of Martin Midstream Partners L.P. of our report dated February 19, 2019 relating to the financial statements of West Texas LPG Pipeline Limited Partnership, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
February 19, 2019